Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Global Asset Management Trust of our reports dated November 20, 2025, relating to the financial statements and financial highlights of BrandywineGLOBAL – Diversified US Large Cap Value Fund, ClearBridge Emerging Markets Fund, Franklin International Equity Fund and ClearBridge Global Infrastructure Income Fund, which appear in Legg Mason Global Asset Management Trust’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

January 22, 2026